Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: JOSEPH FUSCO

(802) 772-2247

CASELLA WASTE SYSTEMS RESOLVES INVESTIGATION BY THE VERMONT ATTORNEY GENERAL’S OFFICE

RUTLAND, VERMONT (August 12, 2011) — Casella Waste Systems said today that it has resolved an investigation by the Vermont Attorney General relating to an earlier agreement with the attorney general governing language used in some of the company’s Vermont customer service agreements.

The company said it mistakenly issued some service contracts that did not comply with that agreement and, upon learning of that error, corrected those contracts and agreed to pay a penalty to the Attorney General’s Office, fully resolving the inquiry.

“These inconsistencies were isolated, and are the result of an honest mistake,” John W. Casella, chief executive officer of Casella Waste Systems, said. “No customer suffered any harm at any time. We corrected the error, and notified those affected customers.”

The company said that in 2002 it entered into, and strictly complied with, an agreement with the Vermont attorney general that governed certain language and terms and conditions of small commercial container service agreements.

Years later, a number of service agreements were issued that did not strictly comply with that agreement. When the discrepancy was brought to its attention, the company said it corrected the errors, and notified affected customers. At no time had the company sought to enforce any terms and conditions in those service agreements.

In addition to ensuring that its service agreements are in strict compliance with the agreement, the company said it agreed to pay a penalty of $1 million to the Vermont Attorney General’s office.

“Although we are not happy paying a penalty of this size, particularly since no customers were harmed in any way and our error was unintentional, we recognize that we made a mistake,” Casella said. “We have learned from that, and are moving on.

“Our goal is to keep our customers happy, and earn their business every day first and foremost through attentive and outstanding service,” Casella said. “We’re proud of our relationship with each of our customers, built on a foundation of service rather than contractual obligation. In fact, our customers enjoy service agreements with us that are the least restrictive and most flexible of any company in our Vermont marketplace.”

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the northeastern United States.